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                                                                    EXHIBIT 99.1



PRESS RELEASE

LASON APPOINTS DOUGLAS S. KEARNEY CHIEF FINANCIAL OFFICER

TROY, MI - (Business Wire) - July 16, 2002 - Lason, Inc. (OTC: LSSNV) announced today that its Board of Directors has approved the appointment of Douglas S. Kearney, age 33, as Executive Vice President, Chief Financial Officer and Secretary. Mr. Kearney was most recently employed by Conway, MacKenzie and Dunleavy ("CMD"), a leading Michigan based crisis management and turnaround consulting firm, and has served as Lason's Interim Chief Financial Officer since May 2001.

"Doug has made a significant contribution to Lason's restructuring and successful emergence from Chapter 11 bankruptcy. We look forward to having him join Lason as a permanent part of the executive management team," stated Mr. Ronald D. Risher, President and Chief Executive Officer.

Mr. Kearney has over 10 years experience, including his tenure with CMD, providing financial, operational and strategic assistance to senior management of Fortune 500 and middle market businesses, either as an outside consultant or as part of the internal management team. Mr. Kearney is a graduate of the University of Michigan, a certified public accountant and received his MBA from Yale University.

Lason is headquartered in Troy, Michigan. More information about the Company can be found on its website at http://www.lason.com.

About the Company

Lason is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. Lason has operations in the United States, Canada, Mexico, India and the Caribbean. The Company currently has over 40 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. Lason is available on the World Wide Web at http://www.lason.com.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, (vi)

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dependence on key personnel, (vii) development by competitors of new or superior products or services, or entry into the market of new competitors, (viii) fluctuations in paper prices, (ix) reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the business services outsourcing industry, (xii) significance of intangible assets, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives and execute its plan of reorganization, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

     Lason, Inc.
     Douglas S. Kearney, 248-597-5800
     www.lason.com